Exhibit 99.1

Manitex International Reports Third Quarter 2022 Results

Bridgeview, IL, November 3, 2022 — Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions, today announced results for the third quarter of 2022.

Q3 Financial Highlights*:

•	Net revenues increased 27.7% to $65.0 million, compared to $50.9 million in the third quarter of 2021;

•	Gross margin for the third quarter was 19.0%, compared to 15.8% in the third quarter of 2021 and 17.8% in the second quarter of 2022;

•	Net loss was $3.1 million, or $(0.15) per diluted share;

•	Adjusted net income* for the third quarter of 2022 was $1.0 million or $0.05 per share, compared to a loss of $(0.2) million or ($0.01) per share in last year’s same quarter;

•	Adjusted EBITDA* increased to $5.2 million, or 8.0% of net sales;

•	Reported backlog of $207 million as of September 30, 2022, represents growth of 82.3% compared to September 30, 2021;

•	Quarter-end net debt was $85.6 million and the Company had $32 million in liquidity as of 9/30/2022.

*

Q3 2022 consolidated results reflect the inclusion of Rabern Rentals. Adjusted Q3 numbers exclude $3.2 million related to non-recurring legal settlement charges in Q3 and other non-related costs discussed in greater detail, footnoted and reconciled under “Non-GAAP Financial Measures and Other Items”

Subsequent to Quarter End:

•	Announced new President of North American Manufacturing

•	Announced new North American distribution strategy for Valla and Oil & Steel product lines

“We continue to see improvement in our business performance, as reflected by the increases in net revenues, gross margins, Adjusted EBITDA margins and a backlog that continued to expand at roughly the same pace of our sales,” said Michael Coffey, CEO of Manitex International. “We reported Adjusted EBITDA of 8% of sales in the quarter, the third consecutive quarterly increase, and our objective to reach and surpass 10% is within sight.”

“Last quarter, we implemented measures to increase efficiency and improve margins. We are working closely with our supply chain and the measures taken are producing results. Gross profit margins were 19.0% in the quarter, on operational initiatives designed to improve production yields from manufacturing and the contributions of Rabern Rentals. We are pleased with the results and anticipate further incremental improvements into next year.

“Rabern Rentals is performing well-ahead of plan and is on track to achieve record sales and Adjusted EBITDA this year. Local demand in Amarillo and Lubbock, Texas remains strong. Our expansion plans to open our fourth branch will be completed on schedule.

“Our balance sheet reflects growth in manufacturing inventories and new equipment for our rental fleet. We have increased the utilization of our debt facilities to meet long-term material orders placed in mid-2021, while finalizing rental fleet acquisitions associated with our Lubbock expansion. With $32 million in available credit, and leverage ratios that are well within industry norms, we have the short-term resources to meet current demand and anticipate our starting to pay down debt in Q4 of 2022.”

On a forward looking basis, we anticipate a strong finish to the year, hallmarked with continued revenue growth. We expect to realize benefits from more favorably priced backlog, scheduled for delivery during the next few quarters. We further expect to start achieving healthy levels of debt reduction. Our inventory levels are consistent with current backlog and production rates and our rental fleet size has grown to meet short term forecasts,” concluded Mr. Coffey.

Financial Results for the Third Quarter ended September 30, 2022

Net revenues increased $14.1 million or 27.7% to $65.0 million for the three months ended September 30, 2022 from $50.9 million for the comparable period in 2021. The increase in revenues is primarily due to the acquisition of Rabern and increases in sales of straight mast cranes by the Company’s U.S. subsidiaries. Increases in sales of knuckle boom cranes by the Company’s foreign subsidiaries were offset by foreign currency changes of $4.6 million.

Net loss was $3.1 million, or $(0.15) per share for the third quarter compared with net loss of $1.1 million, or $(0.06) in the same period last year. Adjusting for non-recurring items, including legal settlement charges, restructuring and acquisition expenses, adjusted net income was $1.0 million, or $0.05 per share for the third quarter of 2022 compared with a net loss of $0.2 million, or $(0.01) per share in last year’s same period.

The company’s Adjusted EBITDA for the third quarter was $5.2 million, or 8.0% of sales compared with $1.6 million, or 3.1% of sales in last year’s same period. Rabern Rentals, which was acquired during the second quarter of 2022, is having a significant positive impact on the company’s margin performance, as anticipated.

Conference Call:

Management will host a conference call with an accompanying slide presentation, today, on November 3, at 4:30 PM ET, to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-877-407-0792 from within the United States or 201-689-8263 if calling internationally. A replay will be available and can be accessed by dialing 844-512-2921 or 412-317-6671. Please use passcode 13734042 to access the replay. The call will be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the Company’s website at www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our condensed consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

About Manitex International, Inc.

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, MAC, Oil & Steel, Valla, and Rabern Rentals.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

CoreIR

Peter Seltzberg, Capital Markets and Corporate Advisory

Investor Relations

516-419-9915

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$11,677	$21,359
Cash – restricted	188	222
Trade receivables (net)	38,638	30,515
Other receivables	745	2,039
Inventory (net)	77,602	64,965
Prepaid expense and other current assets	2,552	2,436
Assets held for sale	75	—

Total current assets	131,477	121,536

Total fixed assets, net of accumulated depreciation of $19,661 and $18,662 at September 30, 2022 and December 31, 2021, respectively	50,589	16,460
Operating lease assets	5,474	3,563
Intangible assets (net)	14,511	11,946
Goodwill	36,015	24,949
Other long-term assets	1,143	1,143
Deferred tax assets	333	178

Total assets	$239,542	$179,775

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$46,967	$44,136
Accrued expenses	14,645	10,539
Related party payables (net)	—	203
Notes payable	16,486	18,401
Current portion of finance lease obligations	487	399
Current portion of operating lease obligations	1,613	1,064
Customer deposits	3,435	7,121

Total current liabilities	83,633	81,863

Long-term liabilities
Revolving term credit facilities (net)	53,152	12,717
Notes payable (net)	23,829	10,089
Finance lease obligations (net of current portion)	3,518	3,822
Non-current operating lease obligations	3,861	2,499
Deferred gain on sale of property	447	507
Deferred tax liability	3,648	1,074
Other long-term liabilities	3,575	4,389

Total long-term liabilities	92,030	35,097

Total liabilities	175,663	116,960

Commitments and contingencies
Equity
Preferred Stock - Authorized 150,000 shares, no shares issued or outstanding at September 30, 2022 and December 31, 2021	—	—
Common Stock - no par value 25,000,000 shares authorized, 20,099,849 and 19,940,487 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	133,249	132,206
Paid-in capital	3,674	3,264
Retained deficit	(73,835)	(68,436)
Accumulated other comprehensive loss	(8,615)	(4,219)

Equity attributable to shareholders of Manitex International	54,473	62,815
Equity attributed to noncontrolling interest	9,406	—

Total equity	63,879	62,815

Total liabilities and equity	$239,542	$179,775

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues	$65,037	$50,935	$195,034	$158,148
Cost of sales	52,693	42,899	160,198	129,867

Gross profit	12,344	8,036	34,836	28,281
Operating expenses
Research and development costs	659	772	2,095	2,357
Selling, general and administrative expenses	10,440	7,419	30,317	23,232
Transaction costs	37	—	2,236	—

Total operating expenses	11,136	8,191	34,648	25,589

Operating income (loss)	1,208	(155)	188	2,692
Other income (expense)
Interest expense	(1,409)	(490)	(2,982)	(1,573)
Interest income	—	1	3	7
Gain on Paycheck Protection Program loan forgiveness	—	—	—	3,747
Foreign currency transaction loss	175	(121)	268	(421)
Other income (expense)	(2,852)	(102)	(1,864)	(117)

Total other income (expense)	(4,086)	(712)	(4,575)	1,643

Income (loss) before income taxes	(2,878)	(867)	(4,387)	4,335
Income tax expense	206	234	570	843

Net income (loss)	$(3,084)	$(1,101)	(4,957)	3,492

Net income attributable to noncontrolling interest	288	—	442	—

Net (loss) income attributable to shareholders of Manitex International, Inc.	$(3,372)	$(1,101)	$(5,399)	$3,492

Income (loss) per share
Basic	$(0.15)	$(0.06)	$(0.25)	$0.18
Diluted	$(0.15)	$(0.06)	$(0.25)	$0.17
Weighted average common shares outstanding
Basic	20,094,475	19,917,276	20,039,981	19,888,319
Diluted	20,094,475	19,917,276	20,039,981	19,970,681

Net Sales and Gross Margin

	Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$65,037	$65,037	$69,577	$69,577	$50,935	$50,935
% change Vs Q1 2022	(6.5%)	(6.5%)
% change Vs Q2 2021	27.7%	27.7%
Gross margin	12,344	12,354	12,367	12,367	8,036	8,036
Gross margin % of net sales	19.0%	19.0%	16.8%	16.8%	15.8%	15.8%

Backlog

	Sept 30, 2022	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021
Backlog from continuing operations	207,032	213,810	205,682	$188,981	$113,584
Change Versus Current Period		(3.2%)	0.7%	9.6%	82.3%

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of Net Income (Loss) To Adjusted Net Income*

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net income (loss)	$(3,084)	$(2,103)	$(1,101)
Adjustments, including net tax impact	4,077	3,180	882
Adjusted net income (loss)	$993	$1,077	$(219)
Weighted diluted shares outstanding	20,094,475	20,058,966	19,917,276
Diluted earnings (loss) per share as reported	$(0.15)	$(0.10)	$(0.06)
Total EPS effect	$0.20	$0.15	$0.05
Adjusted diluted earnings (loss) per share	$0.05	$0.05	$(0.01)

Reconciliation of Net Income (Loss) To Adjusted EBITDA*

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net Income (loss)	$(3,084)	$(2,103)	$(1,101)
Interest expense	1,409	1,068	490
Tax expense	206	232	234
Depreciation and amortization expense	2,614	2,772	1,085

EBITDA	$1,145	$1,969	$708
Adjustments:
Litigation / legal settlement	$3,171	$351	$271
Rabern transaction costs	37	1,886	—
Stock compensation	749	582	239
FX	(175)	(142)	121
Severance / restructuring costs	294	1,223	—
Valla earnout	—	(33)	—
Gain on sale of building	—	(672)	—
Other	5	12	258

Total Adjustments	$4,081	$3,207	$889

Adjusted EBITDA	$5,226	$5,176	$1,597

Adjusted EBITDA as % of sales	8.0%	7.4%	3.1%

*

On October 19, 2022, we agreed to settle various claims made by Custom Truck One Source, L.P. (“Custom Truck”) in connection with the sale of our Load King business to Custom Truck in 2015. In connection with this settlement, we agreed to pay Custom Truck an aggregate sum of $2.9 million, payable in ten equal quarterly installments, without interest.

Net Debt

	September 30, 2022	June 30, 2022	December 31, 2021
Total cash & cash equivalents	$11,865	$16,795	$21,581
Notes payable - short term	$16,486	$20,373	$18,401
Current portion of finance leases	487	470	399
Notes payable - long term	23,829	24,317	10,089
Finance lease obligations - LT	3,518	3,656	3,822
Revolver, net	53,152	46,645	12,717

Total debt	$97,472	$95,461	$45,428

Net debt	$85,607	$78,666	$23,847

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.